Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

American Superconductor Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of American Superconductor Corporation and its subsidiaries at March 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of March 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because material weaknesses in internal control over financial reporting related to revenue recognition, including (i) identifying deviations from contractually established payment terms, (ii) evaluation of the collectability of amounts due from customers, (iii) insufficient compliment of personnel involved with business in foreign locations with the appropriate training in revenue recognition in accordance with generally accepted accounting principles and (iv) improper oversight and review of customer relationships by senior management existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 and is not included herein. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the 2011 consolidated financial statements and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 1, the Company’s liquidity is highly dependent on its ability to profitably grow revenue, successfully manage adverse purchase commitments, fund monthly obligations on the convertible notes and raise additional capital as required. Management’s plans in regard to this matter are also described in Note 1.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 22, 2011, except as to the disclosure under the heading Update as of April 13, 2012 in Note 1 and the disclosure under the heading Private Placement of 7% Senior Convertible Notes in Note 18, as to which the date is April 13, 2012

AMERICAN SUPERCONDUCTOR CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$123,783	$87,594
Marketable securities	116,126	54,469
Accounts receivable, net	17,233	57,290
Inventory	25,828	35,858
Prepaid expenses and other current assets	30,785	20,294
Restricted cash	5,566	5,713
Deferred tax assets	484	1,776

Total current assets	319,805	262,994

Property, plant and equipment, net	96,494	64,315
Goodwill	—	36,696
Intangibles, net	7,054	7,770
Marketable securities	—	7,342
Deferred tax assets	5,840	3,043
Other assets	12,016	18,024

Total assets	$441,209	$400,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$90,273	$84,319
Adverse purchase commitments	38,763	—
Deferred revenue	10,304	19,970
Deferred tax liabilities	5,840	471

Total current liabilities	145,180	104,760

Deferred revenue	2,181	13,302
Deferred tax liabilities	484	777
Other liabilities	509	380

Total liabilities	148,354	119,219

Commitments and contingencies (Note 12)

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 50,719,827 and 44,845,541 shares issued and outstanding at March 31, 2011 and 2010, respectively	507	448
Additional paid-in capital	885,704	698,417
Accumulated other comprehensive income (loss)	3,817	(7,011)
Accumulated deficit	(597,173)	(410,889)

Total stockholders’ equity	292,855	280,965

Total liabilities and stockholders’ equity	$441,209	$400,184

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN SUPERCONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year ended March 31,
	2011	2010	2009
Revenues	$286,603	$315,955	$182,755

Cost and operating expenses:
Cost of revenues	308,183	200,977	130,882
Research and development	32,517	23,593	19,675
Selling, general and administrative	72,382	50,446	37,516
Goodwill and long-lived asset impairment	49,955	—	—
Amortization of acquisition related intangibles	1,549	1,827	1,848
Restructuring	—	451	1,030

Total operating expenses	464,586	277,294	190,951

Operating (loss) income	(177,983)	38,661	(8,196)

Interest income, net	830	788	2,785
Other income (expense), net	6,822	(2,693)	(2,489)

(Loss) income before income tax expense	(170,331)	36,756	(7,900)

Income tax expense	15,953	20,508	8,735

Net (loss) income	$(186,284)	$16,248	$(16,635)

Net (loss) income per common share
Basic	$(3.95)	$0.37	$(0.39)

Diluted	$(3.95)	$0.36	$(0.39)

Weighted average number of common shares outstanding
Basic	47,103	44,445	42,718

Diluted	47,103	45,290	42,718

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN SUPERCONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended March 31,
	2011	2010	2009
Cash flows from operating activities:
Net (loss) income	$(186,284)	$16,248	$(16,635)
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	11,300	9,789	8,403
Stock-based compensation expense	13,412	13,494	9,672
Stock-based compensation expense—non-employee	31	138	7
Impairment of goodwill	48,959	—	—
Impairment of long-lived and intangible assets	996	—	—
Provision for excess and obsolete inventory	63,882	—	—
Losses on purchase commitments	38,763	—	—
Allowance for doubtful accounts	25	(523)	1,495
Write-off of prepaid value added taxes	5,905	—	—
Re-valuation of warrant	—	—	1,335
Deferred income taxes	3,660	(2,717)	—
Other non-cash items	2,345	1,155	826
Changes in operating asset and liability accounts:
Accounts receivable	63,175	(16,993)	(17,563)
Inventory	(51,942)	(656)	(24,382)
Prepaid expenses and other current assets	(15,428)	(10,051)	(7,559)
Accounts payable and accrued expenses	(222)	23,775	27,210
Deferred revenue	(21,398)	7,021	14,765

Net cash (used in) provided by operating activities	(22,821)	40,680	(2,426)

Cash flows from investing activities:
Purchase of property, plant and equipment	(40,862)	(16,541)	(6,532)
Purchase of marketable securities	(157,905)	(81,980)	(89,576)
Proceeds from the maturity of marketable securities	104,830	59,387	88,605
Change in restricted cash	247	1,602	5,699
Purchase of intangible assets	(2,514)	(1,516)	(1,120)
Purchase of minority investments	(9,765)	(848)	—
Change in other assets	1,136	(100)	(566)

Net cash used in investing activities	(104,833)	(39,996)	(3,490)

Cash flows from financing activities:
Proceeds from public equity offering, net	155,240	—	—
Proceeds from exercise of employee stock options and ESPP	7,818	19,003	12,463

Net cash provided by financing activities	163,058	19,003	12,463

Effect of exchange rate changes on cash and cash equivalents	785	(2,767)	(3,707)

Net increase in cash and cash equivalents	36,189	16,920	2,840
Cash and cash equivalents at beginning of year	87,594	70,674	67,834

Cash and cash equivalents at end of year	$123,783	$87,594	$70,674

Supplemental schedule of cash flow information:
Cash paid for income taxes	$16,434	$12,387	$5,269
Non-cash contingent consideration in connection with acquisitions	10,004	10,828	11,008
Non-cash issuance of common stock	842	1,915	556

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN SUPERCONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-in Capital	Deferred Contract Costs- Warrant	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance at April 1, 2008	41,542	$415	$615,025	$(8)	$3,522	$(410,502)	$208,452
Exercise of stock options	738	7	12,167	—	—	—	12,174
Exercise of warrants	148	2	4,339	—	—	—	4,341
Issuance of common stock - ESPP	17	—	289	—	—	—	289
Issuance of common stock - restricted shares	404	4	(4)	—	—	—	—
Stock-based compensation expense	—	—	9,672	—	—	—	9,672
Non-employee stock-based compensation expense	—	—	7	—	—	—	7
Issuance of stock for calendar 2008 401(k) match	25	—	556	—	—	—	556
Contingent consideration	424	5	11,003	—	—	—	11,008
Amortization of deferred warrant costs	—	—	—	6	—	—	6
Net unrealized losses on investments	—	—	—	—	(113)	—	(113)
Cumulative translation adjustment	—	—	—	—	(7,896)	—	(7,896)
Net loss	—	—	—	—	—	(16,635)	(16,635)

Balance at March 31, 2009	43,298	$433	$653,054	$(2)	$(4,487)	$(427,137)	$221,861
Exercise of stock options	810	8	18,632	—	—	—	18,640
Issuance of common stock - ESPP	14	—	363	—	—	—	363
Issuance of common stock - restricted shares	233	2	(2)	—	—	—	—
Stock-based compensation expense	—	—	13,494	—	—	—	13,494
Non-employee stock-based compensation expense	—	—	138	—	—	—	138
Issuance of stock for calendar 2009 401(k) match	33	1	857	—	—	—	858
Contingent consideration	426	4	10,824	—	—	—	10,828
Minority interest investment	32	—	1,057	—	—	—	1,057
Amortization of deferred warrant costs	—	—	—	2	—	—	2
Net unrealized losses on investments	—	—	—	—	(37)	—	(37)
Cumulative translation adjustment	—	—	—	—	(2,487)	—	(2,487)
Net income	—	—	—	—	—	16,248	16,248

Balance at March 31, 2010	44,846	$448	$698,417	$—	$(7,011)	$(410,889)	$280,965
Exercise of stock options	567	6	7,198	—	—	—	7,204
Issuance of common stock - ESPP	26	—	614	—	—	—	614
Issuance of common stock - restricted shares	301	3	(3)	—	—	—	—
Stock-based compensation expense	—	—	13,412	—	—	—	13,412
Non-employee stock-based compensation expense	—	—	31	—	—	—	31
Issuance of stock for calendar 2010 401(k) match	29	—	841	—	—	—	841
Issuance of common stock- follow-on public offering, net of costs	4,600	46	155,194	—	—	—	155,240
Contingent consideration	350	4	10,000	—	—	—	10,004
Net unrealized losses on investments	—	—	—	—	(90)	—	(90)
Cumulative translation adjustment	—	—	—	—	10,918	—	10,918
Net loss	—	—	—	—	—	(186,284)	(186,284)

Balance at March 31, 2011	50,719	$507	$885,704	$—	$3,817	$(597,173)	$292,855

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN SUPERCONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Year ended March 31,
	2011	2010	2009
Net (loss) income	$(186,284)	$16,248	$(16,635)

Other comprehensive (loss) income, net of tax:
Foreign currency translation gains (losses)	10,918	(2,487)	(7,896)
Unrealized gains on cash flow hedges	1,170	—	—
Reclassification of ineffective hedge gains to net income	(1,170)	—	—
Unrealized losses on investments	(90)	(37)	(113)

Total other comprehensive income (loss), net of tax	10,828	(2,524)	(8,009)

Comprehensive (loss) income	$(175,456)	$13,724	$(24,644)

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN SUPERCONDUCTOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business and Operations

American Superconductor Corporation (the “Company” or “AMSC”) was founded in 1987. The Company is a leading provider of megawatt-scale solutions that lower the cost of wind power and enhance the performance of the power grid. In the wind power market, the Company enables manufacturers to field wind turbines through its advanced engineering, support services and power electronics products. In the power grid market, the Company enables electric utilities and renewable energy project developers to connect, transmit and distribute power through our transmission planning services and power electronics and superconductor based products. The Company’s wind and power grid products and services provide exceptional reliability, security, efficiency and affordability to its customers. The Company operates in two business units: AMSC Power Systems and AMSC Superconductors.

At March 31, 2011 and June 30, 2011, the Company had cash, cash equivalents, marketable securities and restricted cash of $245.5 million and $166.2 million, respectively. The Company’s business plan anticipates a substantial decline in revenues and a substantial use of cash from operations in its fiscal year ending March 31, 2012, particularly in light of the difficult and uncertain current economic environment, the significant restructuring actions undertaken and the uncertainty surrounding Sinovel Wind Group Co. Ltd. (“Sinovel”), which has historically accounted for more than two-thirds of the Company’s revenues, and certain of its other customers in China. The Company’s plan includes a significant restructuring undertaken in August 2011, resulting in the elimination of approximately 150 positions worldwide. Since April 1, 2011, the Company has eliminated approximately 30% of its workforce and it expects to save approximately $30 million annually as a result of these reductions. See Note 18, “Subsequent Events.” Additional actions include further monitoring of its operating results against expectations and, if required, further reducing operating costs and capital spending if events warrant in order to enhance liquidity. Due to the disruption in its relationship with Sinovel, the Company will need to raise additional capital in order to complete the planned acquisition of The Switch, a power technologies company headquartered in Finland (see Note 18) in order to have sufficient cash to fund its working capital, capital expenditures and other cash requirements. The Company may seek this financing through public or private equity offerings, debt financings, or other financing alternatives, however, there can be no assurance that financing will be available on acceptable terms or at all. If the Company fails to raise sufficient additional funds and terminates the purchase agreement for the acquisition of The Switch, it will likely forfeit the $20.6 million cash advance payment it paid to the shareholders of The Switch on June 29, 2011. In the event that the Company does not receive any additional payments from Sinovel and it neither completes the planned acquisition of The Switch, nor raises additional capital, the Company believes that its available cash, together with additional reductions in operating costs and capital expenditures as necessary will be sufficient to fund its operations, capital expenditures and other cash requirements through at least March 31, 2012. The Company’s long-term liquidity is dependent on its ability to profitably grow its revenues or raise additional capital as required.

Update as of April 13, 2012

At February 29, 2012, the Company had cash, cash equivalents, and marketable securities of $48.0 million. In addition, the Company had approximately $13.7 million in restricted cash. The Company has experienced a substantial decline in revenues and incurred a net loss of $115.7 million (unaudited) during the nine months ended December 31, 2011. At February 29, 2012, the Company has accrued liabilities related to adverse purchase commitments for inventory totaling $28.3 million. During the eleven months ended February 29, 2012, the Company has reduced its global workforce by approximately 50%, which is expected to result in annual savings of approximately $50 million. As of February 29, 2012, the Company has a global workforce of over 400 persons. The Company’s cost reduction efforts and anticipated revenue growth are expected to result in a substantial reduction in cash used for operations during the fiscal year ended March 31, 2013. The Company plans to continue to closely monitor its expenses and if required, will further reduce operating costs and capital spending to enhance liquidity. The Company is working with its inventory suppliers to delay cash settlements and, reduce the gross liability associated with its adverse purchase commitments. On April 4, 2012, the Company completed a private placement of $25.0 million of 7% senior convertible notes. See Subsequent Events – Note 18. The Company may seek additional financing, however there can be no assurance that financing will be available on commercially acceptable terms or at all. The Company’s liquidity is highly dependent on its ability to profitably grow its revenues, successfully manage its adverse purchase commitments, fund monthly obligations on the convertible notes and raise additional capital as required.

2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated. Certain reclassifications of prior years’ amounts have been made to conform to the current year presentation. These reclassifications had no effect on net income, cash flows from operating activities or stockholders’ equity.

The Company’s fiscal year begins on April 1 and ends on March 31. When the Company refers to a particular fiscal year, it is referring to the fiscal year beginning on April 1 of that same year. For example, fiscal 2010 refers to the fiscal year beginning on April 1, 2010. Other fiscal years follow similarly.

Restatements of Unaudited Condensed Consolidated Financial Statements

The Company previously restated its unaudited condensed consolidated financial statements for the fiscal quarters ended September 30, 2010 and December 31, 2010 as reflected in amended Quarterly Reports on Form 10-Q for the applicable periods. The restatements related to the Company’s determination that revenues were incorrectly recorded in the second quarter of fiscal 2010 for certain of the Company’s customers in China as the fee for shipments of products to these customers was not fixed or determinable or collectability was not reasonably assured at the time of shipment. Further, as a result of aging receivables and other negative events surrounding the customer relationship, the Company concluded that revenue related to shipments to Sinovel, was incorrectly recorded in the third quarter of fiscal 2010 as collectability was not reasonably assured at the time of shipments. As a result, accounting errors were identified that affected the Company’s reported results for the quarters ended September 30, 2010 and December 31, 2010. For these customers, the Company has restated revenues based on a cash basis of accounting with cash applied first against accounts receivable balances, as in the case of Sinovel as of September 30, 2010, then costs of shipments (inventory and value added taxes) before recognizing any gross margin. For certain Chinese customers other than Sinovel, the Company has determined that this method of accounting should have been applied for shipments after August 31, 2010. For Sinovel, the Company has determined that this method of accounting should have been applied for shipments after September 30, 2010. The Company had previously recognized revenues in the quarters ended September 30, 2010 and December 31, 2010 based on the receipt of shipments by these customers but prior to the Company’s receipt of payment for such shipments.

In connection with the errors identified by the Company resulting in the restatement of the Company’s unaudited condensed consolidated financial statements for the quarterly periods ending September 30, 2010 and December 31, 2010, the Company identified control deficiencies in its internal controls that constitute material weaknesses. The deficiencies center on its controls over its revenue and accounts receivable balances, as fees were not fixed or determinable or collectability was not reasonably assured at the time revenue was recognized. As a result of these deficiencies, the Company determined that its disclosure controls and procedures were ineffective as of September 30, 2010, December 31, 2010, March 31, 2011, and June 30, 2011.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America, (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, collectability of receivables, realizability of inventory, goodwill and intangible assets, warranty provisions, stock-based compensation, tax reserves, and deferred tax assets. Provisions for depreciation are based on their estimated useful lives using the straight-line method. Some of these estimates can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by the Company’s management there may be other estimates or assumptions that are reasonable, the Company believes that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements.

Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist principally of certificates of deposits and money market accounts.

Marketable Securities

Marketable securities consist primarily of government-backed securities and commercial paper. The Company’s marketable securities generally have maturities of greater than three months from original purchase date but less than twelve months from the date of the balance sheet. The Company determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such classification as of each balance sheet date. All marketable securities are considered available-for-sale and are carried at fair value. Fair values are based on quoted market prices. The unrealized gains and losses related to these securities are included in accumulated other comprehensive income (loss). When securities are sold, the cost is determined based on the specific identification method and realized gains and losses are included in interest income, net. The Company periodically reviews the realizability of each short and long-term marketable security when impairment indicators exist with respect to the security. If an other-than-temporary impairment of value of the security exists, the carrying value of the security is written down to its estimated fair value.

Accounts Receivable

Accounts receivable consist of amounts owed by commercial companies and government agencies. Accounts receivable are stated net of allowances for doubtful accounts. The Company’s accounts receivable relate principally to a limited number of customers. Changes in the financial condition or operations of our customers may result in increased delayed payments or non-payments which would adversely impact its cash flows from operating activities and/or its results of operations. As such the Company may require collateral, advanced payment or other security based upon the customer history and/or creditworthiness. In determining the allowance for doubtful accounts, the Company evaluates the collectability of accounts receivable based primarily on the probability of recoverability based on historical collection and write-off experience, the age of past due receivables, specific customer circumstances, and current economic trends. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances may be required. Failure to accurately estimate the losses for doubtful accounts and ensure that payments are received on a timely basis could have a material adverse effect on the Company’s business, financial condition and results of operations.

As of March 31, 2011 and 2010, Sinovel represented 0% and 61% of the total accounts receivable balance, respectively.

Inventory

Inventories include material, direct labor and related manufacturing overhead, and are stated at the lower of cost or market determined on a first-in, first-out basis. The Company records inventory when it takes delivery and title to the product.

Program costs may be deferred and recorded as inventory on contracts on which costs are incurred in excess of approved contractual amounts and/or funding, if future recovery of the costs is deemed probable.

At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. Inventories that management consider excess or obsolete are written down. Management considers forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

The Company recorded an inventory write-down of approximately $63.9 million during fiscal 2010 based on its evaluation of forecasted demand in relation to the inventory on hand and market conditions surrounding its products as a result of the assumption that Sinovel and certain other customers in China will fail to meet their contractual obligations and demand that was previously forecasted will fail to materialize. If in any period the Company is able to sell inventories that had been written down in a previous period, related revenues would be recorded without any offsetting charge to cost of revenues, resulting in a net benefit to its gross margin in that period.

Purchase commitments

The Company periodically enters into non-cancelable purchase contracts in order to ensure the availability of materials to support production of its products. The Company periodically assesses the need to provide for impairment on these purchase contracts and record a loss on purchase commitments when required. During the fourth quarter of fiscal 2010, the Company recorded losses of $38.8 million to cost of revenues as a result of commitments to purchase materials that were in excess of its estimated future demand from certain of its customers in China.

Derivatives

The Company’s foreign currency risk management strategy is principally designed to mitigate the potential financial impact of changes in the value of transactions and balances denominated in foreign currency resulting from changes in foreign currency exchange rates. The Company’s foreign currency hedging program uses both forward contracts and currency options to manage the foreign currency exposures that exist as part of its ongoing business operations. The Company does not enter into derivative instruments for trading or speculative purposes.

Cash Flow Hedges

The Company hedges a portion of its intercompany sales of inventory over a maximum period of 15 months using forward foreign currency exchange contracts, accounted for as cash flow hedges, to mitigate the impact of volatility associated with foreign currency transactions.

For forward foreign exchange contracts that are designated as cash flow hedges, if they are effective in offsetting the variability of the hedged cash flows, and otherwise meet the hedge accounting criteria, changes in the derivatives value are not included in current earnings but are included in other comprehensive income in stockholders’ equity. The changes in fair value will subsequently be reclassified into earnings as a component of cost of revenues, as applicable, when the forecasted transaction occurs. Effectiveness is assessed at the inception of the hedge and on a quarterly basis. To the extent that a previously forecasted transaction is no longer an effective hedge, any ineffectiveness measured in the hedging relationship is recorded in earnings in the period the ineffectiveness occurs. Realized gains and losses resulting from these cash flow hedges offset the foreign exchange gains and losses on the underlying transactions being hedged. Gains and losses on derivatives not designated for hedge accounting or representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in other income (expense), net. The assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. Any ineffective portion of the change in fair value is included in current period earnings. Cash flow hedge accounting is deemed ineffective when the forecasted transaction is no longer probable of occurring on the originally forecasted date, or 60 days thereafter.

Balance Sheet Hedges

In addition to cash flow hedges, the Company also enters into foreign currency forward exchange contracts to mitigate the impact of foreign exchange risk related to certain non-functional currency receivable balances in its foreign entities. The Company does not elect hedge accounting treatment for these hedges and consequently, changes in the fair value of these contracts are recorded within other income (expense), net, in the period which they occur.

All derivatives, whether designated in a hedging relationship or not, are required to be recorded on the balance sheet at fair value. This guidance also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met, and that the Company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The effectiveness of the derivative as a hedging instrument is based on changes in its market value being highly correlated with changes in the market value of the underlying hedged item.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. The Company accounts for depreciation and amortization using the straight-line method to allocate the cost of property, plant and equipment over their estimated useful lives as follows:

Asset classification	Estimated useful life in years

Building	40

Process upgrades to the building	10-40

Machinery and equipment	3-10

Furniture and fixtures	3-5

Leasehold improvements	Shorter of the estimated useful life or the remaining lease term

Expenditures for maintenance and repairs are expensed as incurred. Upon retirement or other disposition of assets, the costs and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operating expenses.

Goodwill

The Company tests goodwill for impairment at least annually and more frequently upon the occurrence of certain events, which may indicate that impairment has occurred. The provisions of the accounting guidance for goodwill require that a two-step impairment test be performed on goodwill. In the first step, the Company compares the fair value, which is usually determined by the use of a discounted cash flow technique, of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets of that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of that unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit goodwill. If the carrying value of a reporting unit’s goodwill exceeds it implied fair value, the Company records an impairment loss equal to the difference.

The Company has determined that it has two reporting units to which goodwill is allocated – Windtec, China and International Subsidiaries (“Windtec”) and Power Systems North America (“PSNA”). The Superconductor reporting unit does not have goodwill. Determining the fair value of a reporting unit is judgmental in nature, and usually involves the use of significant estimates and assumptions. These estimates and assumptions may include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, the determination of appropriate market comparables as well as the fair value of individual assets and liabilities. Consistent with prior years, the Company used an income approach, specifically a discounted cash flow (“DCF”) method, to establish the fair value of the reporting units as of March 31, 2011. As in prior years, the Company used the most recent five year strategic plan approved by the Board of Directors as the initial basis of its analysis. Currently, the Company is not able to estimate additional cash flows to replace the loss of Sinovel revenues. As a result, the DCF for both reporting units yielded a negative fair value. In order to more appropriately consider fair values of the reporting units, the Company assessed the fair value of its Windtec and PSNA reporting units using a net asset approach whereby it estimated the fair value of the assets and liabilities attributable to each of the reporting units. Under this approach, the fair value of each asset and liability within Windtec and PSNA were determined based on the methodology the Company believes is most appropriate for each asset and liability. Significant estimates and judgments were involved in this assessment. Those estimates and judgments include the use of valuation methods for determining the fair value of the intangible assets assigned to each of the reporting units and the applicable assumptions included in those valuation methods such as financial projections, discount rates, royalty rates, tax rates and other related assumptions. Other significant estimates and judgments include the assumptions utilized to arrive at the market values of the fixed assets assigned to these reporting units and the realizability of other assets assigned to the reporting units.

The Company performed its annual assessment of goodwill of the Windtec and PSNA reporting units on March 31, 2011. The Company’s annual assessment date corresponded with a triggering event caused by the refusal by Sinovel to accept scheduled shipments from the Company on March 31, 2011. As a result of reductions in its internal revenue and operating forecasts related to Sinovel and certain of its other customers in China, the Company determined that the goodwill related to both the Windtec and PSNA reporting units were fully impaired. Accordingly, the Company recorded impairment charges of $42.1 million and $6.9 million for the Windtec and PSNA reporting units, respectively during the fourth quarter of fiscal 2010.

Valuation of Long-Lived Assets

The Company periodically evaluates its long-lived assets consisting principally of fixed and amortizable intangible assets for potential impairment. In accordance with the applicable accounting guidance for the treatment of long-lived assets, the Company reviews the carrying value of its long-lived assets or asset group that is held and used, including intangible assets subject to amortization, for impairment whenever events and circumstances indicate that the carrying value of the assets may not be recoverable. Under the held and used approach, the asset or asset group to be tested for impairment should represent the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The determination of asset groups involves a significant amount of judgment, assumptions, and estimates. The Company has three asset groups, PSNA, Windtec and Superconductor based on the fact that the individual subsidiary companies that support each reporting unit are dependent on one another such that the lowest level of largely independent cash flows is the reporting unit level. The Company evaluates its long-lived assets whenever events or circumstances suggest that the carrying amount of an asset or group of assets may not be recoverable from the estimated undiscounted future cash flows.

In the fourth quarter of fiscal 2010, as a result of reductions in the Company’s revenue and cash flow forecasts related to Sinovel and certain of its other customers in China as well as potential goodwill impairment, the Company concluded that there were indicators of potential impairment of certain long-lived assets. As a result, the Company conducted an assessment of the recoverability of these assets. Recoverability of these assets is measured by comparison of the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets over their remaining book useful lives. Based on the initial impairment testing, which indicated that the assets were not recoverable, there was an indication that the Company’s Windtec asset group and its corporate long-lived assets were impaired and, as a result, the Company performed additional analysis. An evaluation of the level of impairment, was made with respect to the Windtec asset group and the corporate long-lived assets by comparing the fair value of the long-lived assets in the Windtec asset group against their carrying value and by comparing the fair value of all of the Company’s long-lived assets against their carrying value.

The fair values of the Company’s property and equipment were based on what it could reasonably expect to sell each asset for in an orderly liquidation setting. The determination of the fair values of the Company’s property and equipment includes estimates and judgments regarding the marketability and ultimate sales price of individual assets. The Company utilized market data and approximations from comparable analyses to arrive at the estimated fair values of its property and equipment. The fair values of amortizable intangible assets related to completed technology and trade names were determined using the relief-from-royalty method over the estimated economic lives of those assets from the perspective of a market participant. The fair values of amortizable intangible assets related to customer relationships and backlog were determined using the excess earnings method over the estimated economic lives of those assets from the perspective of a market participant. The determination of the fair values of the Company’s amortizable intangible assets involves significant judgments, assumptions, and estimates, including projections of future cash flows, the percentage of future revenues and cash flows attributable to the intangible assets and asset lives used to generate future cash flows. The Company used a revised five year plan based on the assumption that Sinovel will not be a customer. Future cash flows are based upon revenue growth rate assumptions consistent with industry expectations for the markets that its asset groups operate in.

As a result of the Company’s evaluation of the recoverability of its long-lived assets and amortizable intangible assets during the fourth quarter of fiscal 2010, the Company determined that certain of its property, plant and equipment and intangible assets in its Windtec asset group were impaired as their carrying value exceeded their fair value. Accordingly, the Company recorded an impairment charge of $1.0 million during the fourth quarter of fiscal 2010 of which $0.6 million related to its property and equipment and $0.4 million related to its customer-related intangibles. Further, the Company determined through this analysis that its corporate long-lived assets were not impaired as the fair values of all of its long-lived assets exceeded their carrying values.

Acquisition accounting

Acquisitions completed prior to April 1, 2009 were accounted for using the purchase method per GAAP. Acquisitions completed subsequent to April 1, 2009 will be accounted for under the acquisition method. Under the purchase method, contingent consideration is recorded as goodwill only in the period in which the consideration is earned. Under the acquisition method we are required to estimate the fair value of contingent consideration as an assumed liability on the acquisition date by estimating the amount of the consideration and probability of the contingencies being met. This estimate is recorded as goodwill on the acquisition date and its value is assessed at each reporting date. Any subsequent change to the estimated fair value is reflected in earnings and not in goodwill. Under the purchase method we were able to record transaction costs related to the completion of the acquisition as goodwill. Under the acquisition method we are required to expense these costs as they are incurred. The Company has not completed an acquisition subsequent to April 1, 2009.

Equity Method Investments

The Company uses the equity method of accounting for investments in entities in which it has an ownership interest in which it does not exercise a controlling interest in the operating and financial policies of an investee. Under this method, an investment is carried at the acquisition cost, plus the Company’s equity in undistributed earnings or losses since acquisition.

Revenue Recognition

The Company recognizes revenue for product sales upon customer acceptance, which can occur at the time of delivery, installation or post-installation, provided persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and the collectability is reasonably assured. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectability is not reasonably assured, revenue is recognized on a cash basis of accounting.

During fiscal 2010, the Company determined that revenues from certain of its customers in China during the second and third quarters were incorrectly recorded as the fee was not fixed or determinable or collectability was not reasonably assured at the time of shipment. For these customers, the Company has restated revenues based on a cash basis of accounting with cash applied first against accounts receivable balances, as in the case of Sinovel as of September 30, 2010, then costs of shipments (inventory and value added taxes) before recognizing any gross margin. The Company had previously recognized revenues in the quarters ended September 30, 2010 and December 31, 2010 based on the receipt of shipments by these customers but prior to its receipt of payment for such shipments.

For certain arrangements, such as contracts to perform research and development, prototype development contracts and certain product sales, the Company records revenues using the percentage-of-completion method, measured by the relationship of costs incurred to total estimated contract costs. Percentage-of-completion revenue recognition accounting is predominantly used on long-term prototype development contracts with the U.S. government and certain commercial turnkey contracts. The Company follows this method since reasonably dependable estimates of the revenues and costs applicable to various stages of a contract can be made. However, the ability to reliably estimate total costs at completion is challenging, especially on long-term prototype development contracts, and could result in future changes in contract estimates. For contracts where reasonably dependable estimates of the revenues and costs cannot be made, the Company follows the completed-contract method.

Certain of the Company’s contracts involve retention amounts which are contingent upon meeting certain performance requirements through the expiration of the contract warranty periods. For contractual arrangements that involve retention, the Company recognizes revenue for these amounts when upon the expiration of the warranty period, meeting the performance requirements and when collection of the fee is reasonably assured.

For sales that involve the delivery of multiple elements, we allocate revenue to each undelivered element based on the element’s fair value as determined by vendor-specific objective evidence (“VSOE”), which is the price charged when that element is sold separately, or third-party evidence (“TPE”). When VSOE and TPE are unavailable, fair value is based on our best estimate of selling price. When our estimates are used to determine fair value, management makes its estimates using reasonable and objective evidence to determine the price. We review VSOE and TPE at least annually. If we conclude we are unable to establish fair values for one or more undelivered elements within a multiple-element arrangement using VSOE then we use TPE or our best estimate of the selling price for that unit of accounting, being the price at which the vendor would transact if the unit of accounting were sold by the vendor regularly on a standalone basis. We adopted this new accounting standard on April 1, 2010 using the prospective method, and the adoption did not have a material impact on our consolidated financial statements.

The Company occasionally enters into construction contracts that include a performance bond. As these contracts progress, the Company continually assesses the probability of a payout from the performance bond. Should the Company determine that such a payout is likely, the Company would record a liability. The Company would reduce revenue to the extent a liability is recorded.

The Company enters into certain arrangements to license its technologies and to provide training services. The Company has determined that the license has no stand alone value to the customer and is not separable from the training. Accordingly, the Company accounts for these arrangements as a single unit of accounting, following the revenue recognition pattern of the last deliverable of the arrangement and recognizes revenue over the period of the Company’s performance and milestones that have been achieved. Costs for these arrangements are expensed as incurred.

The Company has elected to record taxes collected from customers on a net basis and does not include tax amounts in revenue or costs of revenue.

Customer deposits received in advance of revenue recognition are recorded as deferred revenue until customer acceptance is received. Deferred revenue also represents the amount billed to and/or collected from commercial and government customers on contracts which permit billings to occur in advance of contract performance/revenue recognition.

Product Warranty

Warranty obligations are incurred in connection with the sale of the Company’s products. The Company generally provides a one to three year warranty on its products, commencing upon installation. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. Future warranty costs are estimated based on historical performance rates and related costs to repair given products. The accounting estimate related to product warranty involves judgment in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revision to the estimated warranty liability would be required.

Research and Development Costs

Research and development costs are expensed as incurred.

Income Taxes

The Company’s provision for income taxes is composed of a current and a deferred portion. The current income tax provision is calculated as the estimated taxes payable or refundable on tax returns for the current year. The deferred income tax provision is calculated for the estimated future tax effects attributable to temporary differences and carryforwards using expected tax rates in effect in the years during which the differences are expected to reverse.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each fiscal year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. The Company has provided a valuation allowance against its deferred income tax assets since the Company believes that it is more likely than not that these deferred tax assets are not currently realizable due to the net operating losses incurred by the Company since its inception and uncertainty around profitability in the future.

Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if, based on the technical merits, it is more likely than not that the position will be sustained upon audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Any changes in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision. The Company includes interest and penalties related to gross unrecognized tax benefits within the provision for income taxes.

Stock-Based Compensation

The Company accounts for stock-based payment transactions using a fair value-based method and recognizes the related expense in the results of operations.

Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The fair value of restricted stock awards is determined by reference to the fair market value of the Company’s common stock on the date of grant. The Company uses the Black-Scholes option pricing model to estimate the fair value of awards with service and performance conditions. For awards with service conditions only, the Company recognizes compensation cost on a straight-line basis over the requisite service/vesting period. The Company uses the lattice model to value market condition awards. For awards with market conditions with a single cliff vest feature, the Company recognizes compensation costs on a straight-line basis over the requisite service period. For awards with performance condition, accruals of compensation cost are made based on the probable outcome of the performance conditions. The cumulative effect of changes in the probability outcomes are recorded in the period in which the changes occur.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatilities of the Company’s common stock and expected terms. The expected volatility rates are estimated based on historical and implied volatilities of the Company’s common stock. The expected term represents the average time that the options that vest are expected to be outstanding based on the vesting provisions and the Company’s historical exercise, cancellation and expiration patterns.

The Company estimates pre-vesting forfeitures when recognizing compensation expense based on historical and forward-looking factors. Changes in estimated forfeiture rates and differences between estimated forfeiture rates and actual experience may result in significant, unanticipated increases or decreases in stock-based compensation expense from period to period. The termination of employment of certain employees who hold large numbers of stock-based awards may also have a significant, unanticipated impact on forfeiture experience and, therefore, on stock-based compensation expense. The Company will update these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted.

Computation of Net (Loss) Income per Common Share

Basic net (loss) income per share (“EPS”) is computed by dividing net (loss) income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing the net (loss) income by the weighted-average number of common shares and dilutive common equivalent shares outstanding during the period, calculated using the treasury stock method. Common equivalent shares include the effect of restricted stock, exercise of stock options and warrants and contingently issuable shares. For the fiscal years ended March 31, 2011, 2010, and 2009, common equivalent shares of 2,631,251, 688,300, and 3,316,629, respectively, were not included in the calculation of diluted EPS as they were considered antidilutive. The following table reconciles the numerators and denominators of the EPS calculation for the fiscal years ended March 31, 2011, 2010, and 2009 (in thousands except per share amounts):

	Year ended March 31,
	2011	2010	2009
Numerator:
Net (loss) income	$(186,284)	$16,248	$(16,635)

Denominator:
Weighted-average shares of common stock outstanding	47,750	44,493	43,323
Weighted-average shares subject to repurchase	(647)	(48)	(605)

Shares used in per-share calculation — basic	47,103	44,445	42,718
Dilutive effect of employee equity incentive plans	—	845	—

Shares used in per-share calculation — diluted	47,103	45,290	42,718

Net (loss) income per share — basic	$(3.95)	$0.37	$(0.39)

Net (loss) income per share — diluted	$(3.95)	$0.36	$(0.39)

Foreign Currency Translation

The functional currency of all the Company’s foreign subsidiaries is the U.S. dollar, except for AMSC Windtec, for which the local currency (Euro) is the functional currency, and AMSC China, for which the local currency (Renminbi) is the functional currency. The assets and liabilities of AMSC Windtec and AMSC China are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and income and expense items are translated at average rates for the period. Cumulative translation adjustments are excluded from net income (loss) and shown as a separate component of stockholders’ equity. Net foreign currency transaction and hedging gains (losses), are included in net (loss) income and were $8.0 million, ($2.5) million and ($1.1) million for the fiscal years ended March 31, 2011, 2010 and 2009 respectively. The Company has no restrictions on the foreign exchange activities of its foreign subsidiaries, including the payment of dividends and other distributions.

Risks and Uncertainties

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates and would impact future results of operations and cash flows.

The Company invests its available cash with high-credit, quality financial instruments and invests primarily in investment grade-marketable securities, including, but not limited to, government obligations, money market funds and corporate debt instruments.

Several of the Company’s government contracts are being funded incrementally, and as such, are subject to the future authorization, appropriation, and availability of government funding. The Company has a history of successfully obtaining financing under incrementally-funded contracts with the U.S. government and it expects to continue to receive additional contract modifications in the fiscal year ending March 31, 2012 and beyond as incremental funding is authorized and appropriated by the government.

Contingencies

From time to time, the Company may be involved in legal and administrative proceedings and claims of various types. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. Management reviews these estimates in each accounting period as additional information is known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. If, with respect to a matter, it is not both probable to result in liability and the amount of loss cannot be reasonably estimated, an estimate of possible loss or range of loss shall be disclosed unless such an estimate cannot be made. The Company does not recognize gain contingencies until they are realized. Legal costs incurred in connection with loss contingencies are expensed as incurred. (See Note 12, “Commitments and Contingencies,” for further information regarding the Company’s pending litigation.)

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses. The carrying amounts of these instruments approximate fair value.

3. Marketable Securities and Fair Value Disclosures

Marketable Securities

The Company’s marketable securities are classified as available-for-sale securities and, accordingly, are recorded at fair value. The difference between amortized cost and fair value is included in stockholders’ equity. At March 31, 2011 and 2010, respectively, there were investments with an immaterial gross unrealized loss.

The following is a summary of marketable securities at March 31, 2011 and 2010 (in thousands):

	Cost at March 31, 2011	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value at March 31, 2011
Short-term government-backed securities	$76,368	$21	$(18)	$76,371
Short-term commercial paper	39,728	45	(18)	39,755

	Cost at March 31, 2010	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value at March 31, 2010
Short-term government-backed securities	$54,438	$35	$(4)	$54,469
Long-term government-backed securities	7,267	75	—	7,342

Fair Value Hierarchy

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance related to disclosures of fair value measurements. The guidance requires gross presentation of activity within the Level 3 measurement roll-forward and details of transfers in and out of Level 1 and 2 measurements. It also clarifies two existing disclosure requirements on the level of disaggregation of fair value measurements and disclosures on inputs and valuation techniques. A change in the hierarchy of an investment from its current level will be reflected in the period during which the pricing methodology of such investment changes. Disclosure of the transfer of securities from Level 1 to Level 2 or Level 3 will be made in the event that the related security is significant to total cash and investments. The Company did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during fiscal 2010.

A valuation hierarchy for disclosure of the inputs to valuation used to measure fair value has been established. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 -	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 -	Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 -	Unobservable inputs that reflect the Company’s assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.

A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value, measured as of March 31, 2011 and 2010 (in thousands):

	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Using Significant Other Observable Inputs (Level 2)	Using Significant Unobservable Inputs (Level 3)
March 31, 2011:
Assets:
Cash equivalents	$49,837	$49,837	$—	$—
Short-term government-backed securities	76,371	—	76,371	—
Short-term commercial paper	39,755	—	39,755	—
Derivatives	3,087	—	3,087	—

	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Using Significant Other Observable Inputs (Level 2)	Using Significant Unobservable Inputs (Level 3)
March 31, 2010:
Assets:
Cash equivalents	$29,054	$29,054	$—	$—
Short-term government-backed securities	54,469	—	54,469	—
Long-term government-backed securities	7,342	—	7,342	—
Derivatives	168	—	168	—

Valuation Techniques

Cash Equivalents

Cash equivalents consist of highly liquid instruments with maturities of three months or less that are regarded as high quality, low risk investments and are measured using such inputs as quoted prices, and are classified within Level 1 of the valuation hierarchy. Cash equivalents consist principally of certificate of deposits and money market accounts.

Marketable Securities

Marketable securities consist primarily of government-backed securities and commercial paper and are measured using such inputs as quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset (for example, interest rates and yield curves observable at commonly quoted intervals), and inputs that are derived principally from or corroborated by observable market data by correlation or other means, and are classified within Level 2 of the valuation hierarchy. Short-term marketable securities generally have maturities of greater than three months from original purchase date but less than twelve months from the date of the balance sheet. The Company determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such classification as of each balance sheet date. All marketable securities are considered available-for-sale and are carried at fair value. The Company periodically reviews the realizability of each short-term and long-term marketable security when impairment indicators exist with respect to the security. If an other-than-temporary impairment of value of the security exists, the carrying value of the security is written down to its estimated fair value.

Derivatives

The derivatives entered into by the Company are valued using over-the-counter quoted market prices for similar instruments, and are classified within Level 2 of the valuation hierarchy.

4. Derivative Financial Instruments

The Company’s foreign currency risk management strategy is principally designed to mitigate the potential financial impact of changes in the value of transactions and balances denominated in foreign currency resulting from changes in foreign currency exchange rates. The Company’s foreign currency hedging program uses forward contracts to manage the foreign currency exposures that exist as part of its ongoing business operations. The Company does not enter into derivative instruments for trading or speculative purposes.

Cash Flow Hedges

The Company hedges a portion of its intercompany sales of inventory over a maximum period of 15 months using forward foreign exchange contracts accounted for as cash flow hedges to mitigate the impact of volatility associated with foreign currency transactions.

For forward foreign exchange contracts that are designated as cash flow hedges, if they are effective in offsetting the variability of the hedged cash flows, and otherwise meet the hedge accounting criteria, changes in the derivatives value are not included in current earnings but are included in other comprehensive income in stockholders’ equity. The changes in fair value will subsequently be reclassified into earnings as a component of cost of revenues, as applicable, when the forecasted transaction occurs. To the extent that a previously forecasted transaction is no longer an effective hedge, any ineffectiveness measured in the hedging relationship is recorded in earnings in the period it occurs. Realized gains and losses resulting from these cash flow hedges offset the foreign exchange gains and losses on the underlying transactions being hedged. Gains and losses on derivatives not designated for hedge accounting or representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in other income (expense), net. Effectiveness is assessed at the inception of the hedge and on a quarterly basis. The assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. Any ineffective portion of the change in fair value is included in current period earnings. Cash flow hedge accounting is discontinued when the forecasted transaction is no longer probable of occurring on the originally forecasted date, or 60 days thereafter, or when the hedge is no longer effective.

At March 31, 2011, the Company had forward contracts outstanding to hedge cash flow exposure at the Company’s wholly-owned Austrian subsidiary, AMSC Windtec GmbH (“AMSC Windtec”), with aggregate U.S. dollar equivalent notional amounts of $40.9 million. These contracts expire at various dates through March 2012. The Company discontinued hedge accounting for the forward foreign exchange contracts outstanding as of March 31, 2011 based on the Company’s determination that the original forecasted transactions were not probable of occurring by the end of the originally specified time period. As a result, the Company reclassified accumulated gains of $1.6 million from accumulated other comprehensive income (loss) to other income (expense), net, in the accompanying consolidated statements of operations. At March 31, 2011, the fair value of these forward foreign exchange contracts was $2.0 million.

The fair value amounts of asset derivatives included in prepaid expenses and other current assets and liability derivatives included in accounts payable and accrued expenses in the consolidated balance sheets related to forward foreign exchange contracts as of March 31, 2011 and 2010 were as follows (in thousands):

	Asset derivatives		Liability derivatives
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Forward foreign exchange contract derivatives not designated as cash flow hedges	$2,008	$—	$—	$—

The Company recognized the following pre-tax gains in other comprehensive income related to forward foreign exchange contracts designated as cash flow hedges (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Gains recognized in other comprehensive income	$1,560	$—	$—

Gains reclassified from other comprehensive income to other income (expense), net due to ineffective hedges	(1,560)	—	—

Total	$—	$—	$—

The Company recognized the following pre-tax gains (losses) related to forward foreign exchange contracts in the consolidated statements of income (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Gains (losses) recognized in other income (expense), net	$3,206	$—	$—

Gains (losses) recognized in cost of revenues	1,514	—	—

Gains reclassified from other comprehensive income to other income (expense) on discontinued cash flow hedges	1,560	—	—

Total	$6,280	$—	$—

Balance Sheet Hedges

In addition to cash flow hedges, the Company also enters into foreign currency forward exchange contracts to mitigate the impact of foreign exchange risk related to non-functional currency receivable balances in its foreign entities. The Company does not elect hedge accounting treatment for these hedges and consequently, changes in the fair value of these contracts are recorded within other income (expense), net, in the period which they occur. At March 31, 2011, the Company had forward contracts outstanding with aggregate U.S. dollar equivalent notional amounts of $125.5 million.

The fair value amounts of asset derivatives included in prepaid expenses and other current assets and liability derivatives included in accounts payable and accrued expenses in the consolidated balance sheets related to forward foreign exchange contracts related to non-functional currency receivable balances as of March 31, 2011 and 2010 were as follows (in thousands):

	Asset derivatives		Liability derivatives
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Forward foreign exchange contracts related to non-functional currency receivable balances	$1,079	$168	$—	$—

The Company recognized the following pre-tax gains (losses) related to forward foreign exchange contracts related to non-functional currency receivable balances in the consolidated statements of income (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Gains (losses) recognized in other income (expense), net	$6,666	$(3,345)	$(171)

5. Accounts Receivable

Accounts receivable at March 31, 2011 and 2010 consisted of the following (in thousands):

	March 31,
	2011	2010
Accounts receivable (billed)	$12,912	$47,751
Accounts receivable (unbilled)	5,004	10,305
Less: Allowance for doubtful accounts	(683)	(766)

Accounts receivable, net	$17,233	$57,290

The overall reduction in accounts receivable as of March 31, 2011 reflects the effects of cash basis accounting for certain of the Company’s customers in China.

The Company recorded net long-term receivables of $14.1 million in the fiscal year ended March 31, 2010 that were classified within other assets and long-term deferred revenue on the consolidated balance sheet. During the fiscal year ended March 31, 2011, the Company reversed amounts previously classified as net long-term receivables and the associated long-term deferred revenue as these fees were no longer deemed to be fixed or determinable.

6. Inventory

Inventory at March 31, 2011 and 2010 consisted of the following (in thousands):

	March 31,
	2011	2010
Raw materials	$17,100	$18,065
Work-in-progress	2,881	7,318
Finished goods	3,466	7,879
Deferred program costs	2,381	2,596

Inventory	$25,828	$35,858

As of March 31, 2011, finished goods inventory includes $1.1 million representing costs of product shipped to customers in China on contracts for which revenue will not be recognized until cash is received or payment is otherwise assured.

The Company recorded an inventory write-down of approximately $63.9 million based on its evaluation of forecasted demand in relation to the inventory on hand and market conditions surrounding its products as a result of the assumption that Sinovel and certain other customers in China will fail to meet their contractual obligations under existing supply agreements and demand that was previously forecasted will fail to materialize.

Deferred program costs as of March 31, 2011 and 2010 primarily represent costs incurred on D-VAR turnkey projects and programs accounted for under contract accounting where the Company needs to complete development programs before revenue and costs will be recognized, respectively.

7. Property, Plant and Equipment

The cost and accumulated depreciation of property and equipment at March 31, 2011 and 2010 are as follows (in thousands):

	March 31,
	2011	2010
Land	$4,022	$4,022
Construction in progress—equipment	25,968	13,099
Buildings	36,852	36,599
Equipment and software	57,151	34,980
Furniture and fixtures	1,807	1,502
Leasehold improvements	5,024	3,389

Property, Plant and equipment, gross	130,824	93,591
Less accumulated depreciation and amortization	(34,330)	(29,276)

Property, plant and equipment, net	$96,494	$64,315

Depreciation and amortization expense was $8.4 million, $7.1 million, and $5.6 million for the fiscal years ended March 31, 2011, 2010, and 2009, respectively.

8. Goodwill and Other Intangible Assets

Goodwill

The Company tests goodwill for impairment at least annually and more frequently upon the occurrence of certain events, which may indicate that impairment has occurred. The provisions of the accounting guidance for goodwill require that a two-step impairment test be performed on goodwill. In the first step, the Company compares the fair value, which is determined by the use of a discounted cash flow technique, of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets of that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of that unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting entity’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds it implied fair value, the Company records an impairment loss equal to the difference.

The Company performed its annual assessment of goodwill of the Windtec and PSNA reporting units on March 31, 2011. The Company’s annual assessment date corresponded with a triggering event caused by the refusal by Sinovel to accept scheduled shipments from the Company on March 31, 2011. As a result of reductions in its revenue and operating forecasts related to Sinovel and certain of its other customers in China, the Company determined that the goodwill related to both the Windtec and PSNA reporting units was fully impaired. Accordingly, the Company recorded impairment charges of $42.1 million and $6.9 million for the Windtec and PSNA reporting units, respectively during the fourth quarter of fiscal 2010.

The following table presents goodwill for the fiscal years ended March 31, 2011 and 2010 is as follows (in thousands):

Balance at April 1, 2009	$26,233
Contingent consideration	10,828
Net foreign exchange rate impact	(365)

Balance at March 31, 2010	36,696
Contingent consideration	10,004
Impairment of goodwill	(48,959)
Net foreign exchange rate impact	2,259

Balance at March 31, 2011	$—

Intangible Assets

Intangible assets at March 31, 2011 and 2010 consisted of the following (in thousands):

	2011			2010
	Gross Amount	Accumulated Amortization	Net Book Value	Gross Amount	Accumulated Amortization	Net Book Value	Estimated Useful Life
Licenses	$2,908	$(2,100)	$808	$1,924	$(1,690)	$234	7
Patents	9,038	(4,891)	4,147	7,531	(3,965)	3,566	7
Contractual relationships / backlog	—	—	—	3,463	(3,416)	47	2
Customer relationships	—	—	—	2,638	(1,908)	730	3 - 5
Trade names and trademarks	1,281	(778)	503	1,223	(568)	655	7
Core technology and know-how	5,841	(4,245)	1,596	5,646	(3,108)	2,538	5 - 10

Intangible assets	$19,068	$(12,014)	$7,054	$22,425	$(14,655)	$7,770

The Company recorded intangible amortization expense of $2.9 million, $2.7 million, and $2.8 million for the fiscal years ended March 31, 2011, 2010, and 2009, respectively and impairment charges of $0.4 million for the year ended March 31, 2011. During fiscal year ended March 31, 2011, certain fully amortized or impaired intangible assets were removed from the gross and related accumulated amortization accounts.

Expected future amortization expense related to intangible assets is as follows (in thousands):

For the fiscal years ended March 31,	Total
2012	$2,444
2013	1,442
2014	1,027
2015	672
2016	574
Thereafter	895

Total	$7,054

The geographic composition of goodwill and intangible assets is as follows (in thousands):

	March 31,
	2011	2010
Goodwill by geography:
U.S.	$—	$6,861
Europe	—	29,835

Total	$—	$36,696

	March 31,
	2011	2010
Intangible assets by geography:
U.S.	$5,210	$4,475
Europe	1,844	3,295

Total	$7,054	$7,770

The business segment composition of intangible assets is as follows (in thousands):

	March 31,
	2011	2010
Intangible assets by business segments:
AMSC Power Systems	$4,002	$5,034
AMSC Superconductors	3,052	2,736

Total	$7,054	$7,770

9. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	March 31,
	2011	2010
Accounts payable	$40,074	$33,762
Accrued miscellaneous expenses	20,981	9,047
Accrued subcontractor program costs	1,190	5,671
Accrued compensation	8,174	8,938
Income taxes payable	11,947	20,470
Accrued warranty	7,907	6,431

Total	$90,273	$84,319

Product Warranty

The Company generally provides a one to three year warranty on its products, commencing upon installation. A provision is recorded upon revenue recognition to cost of revenues for estimated warranty expense based on historical experience. The following is a summary of accrued warranty activity (in thousands):

	For the fiscal years ended March 31,
	2011	2010
Beginning balance	$6,431	$4,749
Accruals for warranties during the period	4,994	5,547
Settlements during the period	(3,519)	(3,865)

Ending balance	$7,907	$6,431

10. Income Taxes

Income (loss) before income taxes for the fiscal years ended March 31, 2011, 2010, and 2009 are provided in the table as follows (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Income (loss) before income tax expense:
U.S.	$(61,436)	$(43,672)	$(38,802)
Foreign	(108,895)	80,428	30,902

Total	$(170,331)	$36,756	$(7,900)

The components of income tax expense (benefit) attributable to continuing operations consist of the following (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Current
Federal	$—	$—	$—
State	—	—	—
Foreign	12,438	23,215	8,589

Total current	12,438	23,215	8,589
Deferred
Federal	(221)	30	30
State	(34)	5	6
Foreign	3,770	(2,742)	110

Total deferred	3,515	(2,707)	146

Income tax expense	$15,953	$20,508	$8,735

The reconciliation between the statutory federal income tax rate and the Company’s effective income tax rate is shown below.

	For the fiscal years ended March 31,
	2011	2010	2009
Statutory federal income tax rate	(34%)	34%	(34)%
State income taxes, net of federal benefit	(1)	(6)	(24)
State rate change	—	—	36
Foreign income tax rate differential	4	(20)	(38)
Stock options	1	3	5
Nondeductible expenses	—	1	—
Research and development credit	(1)	(2)	(7)
Goodwill Impairment	7	—	—
Valuation allowance	33	46	173

Effective income tax rate	9%	56%	111%

The following is a summary of the principal components of the Company’s deferred tax assets and liabilities (in thousands):

	For the year ended March 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$194,216	$176,028
Research and development and other credits	9,324	7,439
Accruals and reserves	45,917	4,664
Fixed assets and intangibles	3,042	63
Other	20,277	9,373

Gross deferred tax assets	272,776	197,567
Valuation allowance	(220,596)	(187,358)

Total deferred tax assets	52,180	10,209

Deferred tax liabilities:
Intangibles from acquisitions	(378)	(710)
Intercompany debt	(33,872)	—
Other	(17,720)	—
Fixed assets and intangibles	(210)	(5,946)

Total deferred tax liabilities	(52,180)	(6,656)

Net deferred tax assets	$—	$3,553

The Company has provided a full valuation allowance against its net deferred income tax assets since it is more likely than not that its deferred tax assets are not currently realizable due to the net operating losses incurred by the Company since its inception and net operating losses forecasted in the future. The Company has recorded a deferred tax asset of approximately $14.9 million reflecting the benefit of deductions from the exercise of stock options. This deferred tax asset has been fully reserved since it is more likely than not that the tax benefit from the exercise of stock options will not be realized. The tax benefit will be recorded as a credit to additional paid-in capital if realized.

At March 31, 2011, the Company has aggregate net operating loss carryforwards in the U.S. for federal and state income tax purposes of approximately $539 million and $295 million, respectively, which expire in the years ending March 31, 2012 through 2031. Also included in the U.S. net operating losses is approximately $0.7 million and $3.7 million of acquired losses from Superconductivity, Inc. and Power Quality Systems, Inc., respectively. Of this amount, $52.3 million results from excess tax deductions from stock option exercised in 2006 through 2011. Pursuant to the guidance on accounting for stock-based compensation, the deferred tax asset relating to excess tax benefits from these exercises was not recognized for financial statement purposes. The future benefit from these deductions will be recorded as a credit to additional paid-in capital when realized. Research and development and other tax credit carryforwards amounting to approximately $7.2 million and $3.2 million are available to offset federal and state income taxes, respectively, and will expire in the fiscal years ending March 31, 2012 through 2031.

For the year ended March 31, 2011, the Company incurred a net operating loss (“NOL”) in its Austrian operation of approximately $65 million which can be carried forward indefinitely subject to certain annual limitations and immaterial amounts of current and net operating loss carryforwards for its other foreign operations, excluding China which incurred taxable income, which can be carried forward indefinitely.

Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”), provides limits on the extent to which a corporation that has undergone an ownership change (as defined) can utilize any NOL and general business tax credit carryforwards it may have. The Company performed a study to determine whether Section 382 could limit the use of its carryforwards in this manner. After completing this study, the Company has concluded that the limitation will not have a material impact on its ability to utilize its net operating loss carryforwards.

For the year ended March 31, 2011, a portion of the deferred tax liabilities created by goodwill in prior years as a result of an U.S. acquisition has been written off. As a result, a deferred tax asset has been recorded with a corresponding increase to the Company’s valuation allowance since it is more likely than not that the tax benefit from the deduction will not be realized. As a result of the impairment of goodwill, this deferred tax liability was reversed as of March 31, 2011. This deferred tax liability was approximately $0.3 million for the year ended March 31, 2010.

The estimated amount of undistributed earnings of our foreign subsidiaries is approximately $118 million at March 31, 2011. No amount for U.S. income tax has been provided on the undistributed earnings of our foreign subsidiaries because the Company considers such earnings to be permanently reinvested. In the event of distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes, subject to an adjustment, if any, for foreign tax credits. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with this hypothetical calculation.

Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if, based on the technical merits, it is more likely than not that the position will be sustained upon audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Any changes in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision. The Company has gross unrecognized tax benefits of approximately $0.3 million and $0.2 million at March 31, 2011 and 2010, respectively. These amounts represent the amount of unrecognized tax benefits that, if recognized, would result in a reduction of the Company’s effective tax rate.

A tabular roll forward of the Company’s uncertainties in income tax provision liability is presented below (in thousands):

Balance at March 31, 2009	$105
Increase for tax positions related to fiscal 2009	90

Balance at March 31, 2010	195
Increase for tax positions related to fiscal 2010	102

Balance at March 31, 2011	$297

The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. Any unrecognized tax benefits, if recognized, would favorably affect its effective tax rate in any future period. The Company does not expect that the amounts of unrecognized benefits will change significantly within the next 12 months. Interest and penalties were recorded beginning in fiscal 2010 but were immaterial amounts.

The Company conducts business globally and, as a result, its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Major tax jurisdictions include the U.S., China and Austria. All U.S. income tax filings for fiscal years ending March 31, 1995 through 2011 remain open and subject to examination and all years from calendar year 2003 through fiscal 2010 remain open and subject to examination in Austria. Tax filings in China for calendar years 2008 through 2010 will remain open and subject to examination.

11. Stockholders’ Equity

Public Offering

In November 2010, the Company issued 4,600,000 shares of common stock at a price of $35.50 per share in a public equity offering, which resulted in net proceeds to the Company of approximately $155.2 million, after deducting the underwriting costs and offering expenses of $8.1 million.

Stock-Based Compensation

The components of employee stock-based compensation for the fiscal years ended March 31, 2011, 2010 and 2009 were as follows (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Stock options	$6,374	$5,895	$3,599
Restricted stock and stock awards	6,919	7,535	6,022
Employee stock purchase plan	119	64	51

Total stock-based compensation expense	$13,412	$13,494	$9,672

The estimated fair value of the Company’s stock-based awards, less expected annual forfeitures, is amortized over the awards’ service period. The total unrecognized compensation cost for unvested outstanding stock options was $10.3 million and $11.5 million for the fiscal years ended March 31, 2011 and 2010, respectively. This expense will be recognized over a weighted-average expense period of approximately 2.3 years. The total unrecognized compensation cost for unvested outstanding restricted stock was $6.3 million and $6.2 million for the fiscal years ended March 31, 2011 and 2010, respectively. This expense will be recognized over a weighted-average expense period of approximately 1.4 years.

The following table summarizes employee stock-based compensation expense by financial statement line item for the fiscal years ended March 31, 2011, 2010 and 2009 (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Cost of revenues	$1,188	$1,199	$1,350
Research and development	1,977	2,023	1,934
Selling, general and administrative	10,247	10,272	6,388

Total stock-based compensation expense	$13,412	$13,494	$9,672

The following table summarizes the information concerning currently outstanding and exercisable employee and non-employee options:

	Options/ Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (thousands)
Outstanding at March 31, 2010	2,715,916	$21.15
Granted at fair value	287,600	28.73
Exercised	(567,375)	12.71
Cancelled/Forfeited	(431,416)	31.99

Outstanding at March 31, 2011	2,004,725	$22.29	6.2	$9,584

Exerciseable at March 31, 2011	968,579	$16.35	6.2	$8,668

Fully vested and expected to vest at March 31, 2011	1,911,562	$21.85	5.4	$9,558

The weighted-average grant-date fair value of stock option awards granted during the fiscal years ended March 31, 2011, 2010 and 2009 was $17.43 per share, $28.29 per share and $13.85 per share, respectively. Intrinsic value represents the amount by which the market price of the common stock exceeds the exercise price of the options. The aggregate intrinsic value of exercisable options at March 31, 2011, 2010 and 2009 was $8.7 million, $16.4 million and $6.4 million, respectively. The aggregate intrinsic value of options exercised at March 31, 2011, 2010 and 2009 was $13.0 million, $11.4 million and $20.5 million, respectively.

The weighted average assumptions used in the Black-Scholes valuation model for stock options granted during the fiscal years ended March 31, 2011, 2010, and 2009 are as follows:

	For the fiscal years ended March 31,
	2011	2010	2009
Dividend yield	None	None	None
Expected volatility	64.2%	68.9%	61.5%
Risk-free interest rate	2.2%	2.6%	3.0%
Expected life (years)	5.8	5.6	4.9

The expected volatility rate was estimated based on an equal weighting of the historical volatility of the Company’s common stock and the implied volatility of the Company’s traded options. The expected term was estimated based on an analysis of the Company’s historical experience of exercise, cancellation, and expiration patterns. The risk-free interest rate is based on the average of the five and seven year U.S. Treasury rates.

The following table summarizes the employee and non-employee restricted stock activity for the fiscal year ended March 31, 2011:

	Shares	Weighted Average Grant Date Fair Value	Intrinsic Aggregate Value (thousands)
Outstanding at April 1, 2010	508,374	$27.31
Granted	356,625	29.29
Vested	(180,337)	26.37
Forfeited	(58,135)	30.29

Outstanding at March 31, 2011	626,527	$29.22	$15,581

The total fair value of restricted stock that was granted during the fiscal years ended March 31, 2011, 2010 and 2009 was $10.4 million, $6.8 million and $12.0 million, respectively. The total fair value of restricted stock that vested during the fiscal years ended March 31, 2011, 2010 and 2009 was $5.5 million, $8.4 million and $1.8 million, respectively.

The restricted stock granted during the fiscal year ended March 31, 2011 includes approximately 105,950 shares of performance-based restricted stock, which would vest upon achievement of certain financial performance measurements. At March 31, 2011, the Company determined that the performance measures were not met. As a result, the Company reversed $1.8 million that had been recorded as stock-based compensation expense related to performance-based awards. Such shares were cancelled in May 2011. Included in the table above is 8,000 shares of restricted units.

The remaining shares granted vest upon the passage of time. For awards that vest upon the passage of time, expense is being recorded over the vesting period.

Stock-Based Compensation Plans

As of March 31, 2011, the Company had two active stock plans: the 2007 Stock Incentive Plan (the “2007 Plan”) and the 2007 Director Stock Option Plan (the “2007 Director Plan”). The 2007 Plan replaced the Company’s 2004 Stock Incentive Plan upon the approval by the Company’s stockholders on August 3, 2007. The 2007 Director Plan replaced the Second Amended and Restated 1997 Director Stock Option Plan, which expired pursuant to its terms on May 2, 2007.

The Plans provide for the issuance of restricted stock, incentive stock options and non-qualified stock options to purchase the Company’s common stock. In the case of incentive stock options, the exercise price shall be equal to at least the fair market value of the common stock, as determined by the Board of Directors, on the date of grant. The contractual life of options is generally 10 years. Options generally vest over a 3-5 year period while restricted stock generally vests over a 2-5 year period. The 2007 Director Plan is for members of the Board of Directors who are not also employees of the Company (outside directors). Under an amendment to the 2007 Director Plan effective April, 2009, outside directors are entitled to receive an annual award of 3,000 fully-vested shares of common stock.

As of March 31, 2011, the 2007 Plan had 3,339,884 shares and the 2007 Director Plan had 226,000 shares available for future issuance.

Employee Stock Purchase Plan

The Company has an employee stock purchase plan (ESPP) which provides employees with the opportunity to purchase shares of common stock at a price equal to the market value of the common stock at the end of the offering period, less a 15% purchase discount. The Company recognized compensation expense of $0.1 million for each of the fiscal years ended March 31, 2011, 2010, and 2009, respectively, related to the ESPP. The Company issued 26,223 shares of common stock related to the ESPP during the year ended March 31, 2011. As of March 31, 2011, the ESPP had 527,757 shares available for future issuance.

12. Commitments and Contingencies

Commitments

Purchase Commitments

The Company periodically enters into non-cancelable purchase contracts in order to ensure the availability of materials to support production of its products. Purchase commitments represent enforceable and legally binding agreements with suppliers to purchase goods or services. The Company periodically assesses the need to provide for impairment on these purchase contracts and record a loss on purchase commitments when required. During fiscal year ended March 31, 2011, the Company recorded losses of $38.8 million to cost of revenues as a result of commitments to purchase materials that were in excess of its estimated future demand from certain of its customers in China.

Lease Commitments

Operating leases include minimum payments under leases for our facilities and certain equipment, see Item 2, “Properties.” The Company’s primary leased facilities are located in Middleton and New Berlin, Wisconsin; Suzhou and Beijing, China; and Klagenfurt, Austria with a combined total of approximately 341,000 square feet of space. These leases have varying expiration dates between August 2011 and February 2016 which can generally be terminated at our request after a six month advance notice. The Company leases other locations which focus primarily on applications engineering, sales and/or field service and do not have significant leases or physical presence.

Minimum future lease commitments at March 31, 2011 were as follows (in thousands):

For the fiscal years ended March 31,	Total
2012	$2,607
2013	1,471
2014	1,114
2015	708
2016	694
Thereafter	270

Total	$6,864

Rent expense under the operating leases mentioned above was as follows (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
Rent expense	$2,947	$2,153	$1,777

Contingencies

From time to time, the Company is involved in legal and administrative proceedings and claims of various types. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

Between April 6, 2011 and April 29, 2011, six putative securities class action complaints were filed against the Company and two of its officers in the United States District Court for the District of Massachusetts. On May 12, 2011, an additional complaint was filed against the Company, its officers and directors, and the underwriters who participated in the Company’s November 12, 2010 securities offering. On June 7, 2011, the United States District Court for the District of Massachusetts consolidated these actions under the caption Lenartz v. American Superconductor Corporation, et al. Docket No. 1:11-cv-10582-WGY. On June 16, 2011, the court appointed the law firm Robbins Geller Rudman & Dowd LLP as Lead Counsel and the Plumbers and Pipefitters National Pension Fund as Lead Plaintiff. On August 31, 2011, the Lead Plaintiff filed a consolidated amended complaint against the Company, its officers and directors, and the underwriters who participated in the Company’s November 12, 2010 securities offering, asserting claims under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as well as under sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The complaint alleges that during the relevant class period, the Company and its officers omitted to state material facts and made materially false and misleading statements relating to, among other things, the Company’s projected and recognized revenues and earnings, as well as the Company’s relationship with Sinovel Wind Group Co., Ltd. that artificially inflated the value of the Company’s stock price. The complaint further alleges that the Company’s November 12, 2010 securities offering contained untrue statements of material facts and omitted to state material facts required to be stated therein. The plaintiffs seek unspecified damages, rescindment of the Company’s November 12, 2010 securities offering, and an award of costs and expenses, including attorney’s fees.

On April 27, 2011, a putative shareholder derivative complaint was filed against the Company (as a nominal defendant) and each of its current directors in Superior Court for the Commonwealth of Massachusetts, Worcester County. The case is captioned Segel v. Yurek, et al., Docket No. 11-0787. Between May 4, 2011 and June 17, 2011, four additional putative shareholder derivative complaints were filed in the United States District Court for the District of Massachusetts against the Company and certain of its directors and officers. The cases are captioned Weakley v. Yurek, et al., Docket No. 1:11-cv-10784; Marlborough Family Revocable Trust v. Yurek, et al., Docket No. 1:11-cv-10825; Connors v. Yurek, et al., Docket No. 1:11-cv-10910; and Hurd v. Yurek, et al., Docket No. 1:11-cv-11102. On June 1, 2011, the plaintiff in Marlborough Family Revocable Trust v. Yurek, et al. moved to voluntarily dismiss its complaint and refiled its complaint in Superior Court for the Commonwealth of Massachusetts, Middlesex County, on June 3, 2011. The case is now captioned Marlborough Family Revocable Trust v. Yurek, et al., Docket No. 11-1961. The Superior Court in Worcester County granted the plaintiff’s motion to transfer in Segel v. Yurek et al. to the Superior Court for the Commonwealth of Massachusetts, Middlesex County on June 23, 2011, and that matter is now captioned Segel v. Yurek et al., Docket No. 11-2269. On July 5, 2011, the Weakley, Connors and Hurd actions were consolidated in United States District Court for the District of Massachusetts. That matter is now captioned In re American Superconductor Corporation Derivative Litigation, Docket No. 1:11-cv-10784. On June 1, 2011, the plaintiff in Marlborough Family Revocable Trust v. Yurek, et al. moved to voluntarily dismiss its complaint and, on June 3, 2011, refiled its complaint in Superior Court for the Commonwealth of Massachusetts, Middlesex County. The Superior Court in Worcester County granted the plaintiff’s motion to transfer in Segel v. Yurek et al. to the Superior Court for the Commonwealth of Massachusetts, Middlesex County on June 23, 2011. On September 7, 2011, the Marlborough and Segel actions were consolidated in Superior Court for the Commonwealth of Massachusetts, Middlesex County. The case is now captioned Marlborough Family Revocable Trust v. Yurek, et al., Docket No. 11-1961. The allegations of the derivative complaints mirror the allegations made in the putative class action complaints described above. The plaintiffs purport to assert claims against the director defendants for breach of fiduciary duty, abuse of control, gross mismanagement and corporate waste. The plaintiffs seek unspecified damages on behalf of the Company, as well as an award of costs and expenses, including attorney’s fees.

If a matter is both probable to result in liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss. With respect to the above referenced litigation matters, such an estimate cannot be made. There are numerous factors that make it difficult to meaningfully estimate possible loss or range of loss at this stage of these litigation matters, including that: the proceedings are in relatively early stages, there are significant factual and legal issues to be resolved, information obtained or rulings made during the lawsuits could affect the methodology for calculation of rescission and the related statutory interest rate. In addition, with respect to claims where damages are the requested relief, no amount of loss or damages has been specified. Therefore, the Company is unable at this time to estimate possible losses. The Company believes that these litigations are without merit, and it intends to defend these actions vigorously.

On September 13, 2011, the Company commenced a series of legal actions in China against Sinovel Wind Group Co. Ltd. (“Sinovel”). The Company’s Chinese subsidiary, Suzhou AMSC Superconductor Co. Ltd. (“AMSC China”), filed a claim for arbitration with the Beijing Arbitration Commission in accordance with the terms of the Company’s supply contracts with Sinovel. On March 31, 2011, Sinovel refused to accept contracted shipments of 1.5 megawatt (MW) and 3 MW wind turbine core electrical components and spare parts that the Company was prepared to deliver. The Company alleges that these actions constitute material breaches of its contracts because Sinovel did not give the Company notice that it intended to delay deliveries as required under the contracts. Moreover, the Company alleges that Sinovel has refused to pay past due amounts for prior shipments of core electrical components and spare parts. The Company is seeking compensation for past product shipments (including interest) and monetary damages due to Sinovel’s breaches of its contracts. The Company is also seeking specific performance of our existing contracts as well as reimbursement of all costs and reasonable expenses with respect to the arbitration.

The Company also submitted a civil action application to the Beijing No. 1 Intermediate People’s Court against Sinovel for software copyright infringement. The application alleges Sinovel’s unauthorized use of portions of the Company’s wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines and the binary code, or upper layer, of the Company’s software for the PM3000 power converters in 1.5MW wind turbines. In July 2011, a former employee of the Company’s AMSC Windtec GmbH subsidiary was arrested in Austria and is currently awaiting trial on charges of economic espionage and fraudulent manipulation of data. As a result of the Company’s internal investigation and a criminal investigation conducted by Austrian authorities, the Company believes that this former employee was contracted by Sinovel through an intermediary while employed by the Company and improperly obtained and transferred to Sinovel portions of its wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines. Moreover, the Company believes that the former employee illegally used source code to develop for Sinovel a software modification to circumvent the encryption and remove technical protection measures on the PM3000 power converters in 1.5MW wind turbines in the field. The Company is seeking a cease and desist order with respect to the unauthorized copying, installation and use of its software, monetary damages for our economic losses and reimbursement of all costs and reasonable expenses. The court must accept the application in order for the case to proceed, and there can be no assurance that the court will do so.

The Company submitted a civil action application to the Beijing Higher People’s Court against Sinovel and certain of its employees for trade secret infringement. The application alleges the defendants’ unauthorized use of portions of the Company’s wind turbine control software source code developed for Sinovel’s 1.5MW wind turbines as described above with respect to the Copyright Action. The Company is seeking monetary damages for the trade secret infringement as well as reimbursement of all costs and reasonable expenses. The court must accept the application in order for the case to proceed, and there can be no assurance that the court will do so.

On September 16, 2011, the Company filed a civil copyright infringement complaint in the Hainan Province No. 1 Intermediate People’s Court against Dalian Guotong Electric Co. Ltd. (“Guotong”), a supplier of power converter products to Sinovel, and Huaneng Hainan Power, Inc., a wind farm operator that has purchased Sinovel wind turbines containing Goutong power converter products. The application alleges that the Company’s PM1000 converters in certain Sinovel wind turbines have been replaced by converters produced by Guotong. Because the Guotong converters are being used in wind turbines containing its wind turbine control software, the Company believes that its copyrighted software is being infringed. The Company is seeking a cease and desist order with respect to the unauthorized use of its software, monetary damages for its economic losses (with respect to Guotong only) and reimbursement of all costs and reasonable expenses.

Other

The Company enters into long-term construction contracts with customers that require the Company to obtain performance bonds. The Company is required to deposit an amount equivalent to some or all the face amount of the performance bonds into an escrow account until the termination of the bond. When the performance conditions are met, amounts deposited as collateral for the performance bonds are returned to the Company. In addition, the Company has various contractual arrangements in which minimum quantities of goods or services have been committed to be purchased on an annual basis.

As of March 31, 2011, the Company had nine performance bonds on behalf of AMSC Windtec and its wholly-owned Chinese subsidiary, Suzhou AMSC Superconductor Co. Ltd (“AMSC China”), in support of customer contracts to guarantee supply of core components and software. The total value of the outstanding performance bonds is $2.6 million and they expire between July 2011 and March 2014. In the event that the payment is made in accordance with the requirements of any of these performance bonds, the Company would record the payment as an offset to revenue.

At March 31, 2011 and 2010, the Company had $5.6 million and $5.7 million, respectively, of restricted cash included in current assets, which includes the restricted cash securing letters of credit for various supply contracts. The Company also had an additional $10.3 million and $1.8 million in bank guarantees and letters of credit supported by unsecured lines of credit, at March 31, 2011 and 2010, respectively.

The Company had unused, unsecured lines of credit consisting of $17.5 million (approximately RMB 114.8 million) in China and $2.3 million (approximately €1.6 million) in Austria as of March 31, 2011. In July 2011, the Bank of China informed the Company that its unsecured credit line of approximately RMB 100.0 million (approximately $15.2 million), which expired in August 2011, would not be renewed.

13. Employee Benefit Plans

The Company has implemented a deferred compensation plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. Any contributions made by the Company to the Plan are discretionary. The Company has a stock match program under which the Company matched, in the form of Company common stock, 50% of the first 6% of eligible contributions. The Company recorded expense of $0.8 million, $0.7 million, and $0.6 million for the fiscal years ended March 31, 2011, 2010, and 2009, respectively, and recorded corresponding charges to additional paid-in capital related to this program.

14. Equity Investments

Investment in Tres Amigas

On October 9, 2009, the Company made an investment in Tres Amigas LLC, (“Tres Amigas”), a merchant transmission company, for $1.8 million, consisting of $0.8 million in cash and $1.0 million in AMSC common stock. On January 6, 2011 and May 20, 2011, the Company increased its minority position in Tres Amigas by an additional $1.8 million on each date. As of June 30, 2011, the Company holds a 37% ownership interest.

The Company determined that Tres Amigas is a variable interest entity (“VIE”) and that the Company is not the primary beneficiary of the VIE. Therefore, the Company has not consolidated Tres Amigas as of June 30, 2011. The investment is carried at the acquisition cost, plus the Company’s equity in undistributed earnings or losses. The Company’s maximum exposure to loss is limited to the Company’s recorded investment in this VIE. The Company’s investment in Tres Amigas is included in other assets on the consolidated balance sheet and the equity in undistributed losses of Tres Amigas is included in other income (expense), net, on the consolidated statements of operations.

The net investment activity for the fiscal years ended March 31, 2011 and 2010 is as follows (in thousands):

Balance at April 1, 2009	$—
Purchase of minority investment	1,809
Minority interest in net losses	(59)

Balance at March 31, 2010	1,750
Purchase of minority investment	1,765
Minority interest in net losses	(489)

Balance at March 31, 2011	$3,026

Investment in Blade Dynamics Ltd.

On August 12, 2010, the Company acquired (through AMSC Windtec), a minority ownership position in Blade Dynamics Ltd. (“Blade Dynamics”), a designer and manufacturer of advanced wind turbine blades based on proprietary materials and structural technologies, for $8.0 million in cash. The Company uses the equity method of accounting for this investment since it does not have a controlling ownership interest in the operating and financial policies of Blade Dynamics. As such, the investment is carried at the acquisition cost, plus the Company’s equity in undistributed earnings or losses. The Company’s investment is included in other assets on the consolidated balance sheet and the minority interest in net losses of Blade Dynamics is included in other income (expense), net, on the consolidated statements of operations. As of March 31, 2011, the Company holds a 25% ownership interest. The net investment activity for the fiscal year ended March 31, 2011 is as follows (in thousands):

Balance at April 1, 2010	$—
Purchase of minority investment	8,000
Minority interest in net losses	(908)
Net foreign exchange rate impact	811

Balance at March 31, 2011	$7,903

15. Restructuring

During fiscal 2007, the Company’s Board of Directors approved a restructuring plan (the “Fiscal 2007 Plan”) to reduce operating costs through the closure its last remaining facility in Westborough, Massachusetts, and the consolidation of operations there, including its corporate headquarters, into its Devens, Massachusetts, facility. The Company’s restructuring charges for the fiscal years ended March 31, 2010, and 2009 were $0.5 million, and $1.0 million, respectively.

16. Business Segment and Geographic Information

Prior to April 1, 2011, the Company reported its financial results in two reportable business segments: AMSC Power Systems and AMSC Superconductors.

AMSC Power Systems produces a broad range of products to increase electrical grid capacity and reliability; supplies electrical systems used in wind turbines; sells power electronic products that regulate wind farm voltage to enable their interconnection to the power grid; licenses proprietary wind turbine designs to manufacturers of such systems; provides consulting services to the wind industry; and offers products that enhance power quality for industrial operations.

AMSC Superconductors focuses on manufacturing HTS wire and coils; designs and develops superconductor products, such as power cables, fault current limiters and motors; and manages large-scale superconductor projects.

The operating results for the two business segments are as follows (in thousands):

	For the fiscal years ended March 31,
Revenues	2011	2010	2009
AMSC Power Systems	$276,440	$304,276	$168,008
AMSC Superconductors	10,163	11,679	14,747

Total	$286,603	$315,955	$182,755

	For the fiscal years ended March 31,
Operating income (loss)	2011	2010	2009
AMSC Power Systems	$(138,490)	$77,604	$26,492
AMSC Superconductors	(25,911)	(24,432)	(23,655)
Unallocated corporate expenses	(13,582)	(14,511)	(11,033)

Total	$(177,983)	$38,661	$(8,196)

Total business segments assets are as follows (in thousands):

	March 31,
	2011	2010
AMSC Power Systems	$97,885	$179,873
AMSC Superconductors	66,422	32,978
Corporate assets	276,902	187,333

Total	$441,209	$400,184

The accounting policies of the business segments are the same as those for the consolidated Company. Certain corporate expenses which the Company does not believe are specifically attributable or allocable to either of the two business segments have been excluded from the segment operating income.

Unallocated corporate expenses include stock-based compensation expense of $13.4 million, $13.5 million and $9.7 million for the fiscal years ended March 31, 2011, 2010 and 2009, respectively. For the fiscal years ended March 31, 2010 and 2009, unallocated corporate expenses also included $0.5 million and $1.0 million, respectively, of restructuring charges related primarily to the closure of the Company’s Westborough, Massachusetts facility.

Geographic information about revenue, based on shipments to customers by region, is as follows (in thousands):

	For the fiscal years ended March 31,
	2011	2010	2009
U.S.	$18,642	$40,750	$29,826
Other North America	6,670	4,434	6,256
Europe	10,289	14,755	5,123
Asia-Pacific	251,002	256,016	141,550

Total	$286,603	$315,955	$182,755

In the fiscal year ended March 31, 2011, 2010 and 2009, 93%, 87% and 84% of the Company’s revenues, respectively, were recognized from sales outside the United States. Of the revenue recognized from customers outside the United States, 82%, 88% and 86% were recognized from customers in China in the fiscal years ended March 31, 2011, 2010 and 2009, respectively. The Company maintains operations in Austria, China and the United States and sales and service support centers around the world.

For the fiscal years ended March 31, 2011, 2010 and 2009, the Company had one customer, Sinovel, which represented approximately 68%, 70% and 67% of total revenue, respectively. As of March 31, 2011 and 2010, Sinovel represented 0% and 61% of the total accounts receivable balance, respectively.

Geographic information about property, plant and equipment associated with particular regions is as follows (in thousands):

	March 31,
	2011	2010
U.S and other North America.	$86,971	$58,538
Europe	5,895	3,602
Asia-Pacific	3,628	2,175

Total	$96,494	$64,315

In order to more effectively increase and diversify its revenues, as of April 1, 2011, the Company resegmented its business into two new market-facing business segments: Wind and Grid. The Company believes that this more market-centric structure will enable it to more effectively anticipate and meet the needs of its core wind turbine manufacturing, power generation project development and electric utility customers. Through March 31, 2011, the Company continued to report on the AMSC Power Systems and AMSC Superconductors business segments.

17. Quarterly Financial Data (Unaudited)

As disclosed in Note 2, the Company restated its unaudited condensed consolidated financial statements for the fiscal quarters ended September 30, 2010 and December 31, 2010 as reflected in amended Quarterly Reports on Form 10-Q/A for the applicable periods and is reflected in the information below:

(In thousands, except per share amount)	For the fiscal year ended March 31, 2011:
Three Months Ended	June 30, 2010	September 30, 2010 (Restated)	December 31, 2010 (Restated)	March 31, 2011
Total revenue	$97,209	$98,073	$31,570	$59,751
Operating income (loss)	16,081	13,080	(22,960)	(184,184)
Net income (loss)	9,170	7,839	(18,158)	(185,135)
Net income (loss) per common share—basic	0.20	0.17	(0.38)	(3.67)
Net income (loss) per common share—diluted	0.20	0.17	(0.38)	(3.67)

	For the fiscal year ended March 31, 2010:
Three Months Ended	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Total revenue	$73,000	$74,672	$80,659	$87,624
Operating income	6,391	10,330	10,440	11,500
Net income	1,792	4,340	5,179	4,937
Net income per common share—basic	0.04	0.10	0.12	0.11
Net income per common share—diluted	0.04	0.10	0.11	0.11

The Company recorded the following material charges in the fourth quarter of its consolidated financial statements for the fiscal year ended March 31, 2011:

Impact on loss before income tax expense for the quarterly period ended March 31, 2011:
Increase in provision for excess and obsolete inventory	$61,216
Loss on purchase commitments	38,763
Goodwill and long-lived asset impairment	49,955
Write-off of prepaid value added taxes	5,355

Total impact on loss before income tax expenses for the quarterly period ended March 31, 2011	$155,289

18. Subsequent Events

The Company has performed an evaluation of subsequent events through the time of filing this Annual Report on Form 10-K with the SEC.

NASDAQ Notices

On June 17, 2011, the Company received notice from the NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with Listing Rule 5250(c)(1) for continued listing due to the Company’s inability to file with the SEC the

Company’s Annual Report on Form 10-K for the year ended March 31, 2011 (the “Initial Delinquent Filing”) on a timely basis. The notification was issued in accordance with standard NASDAQ procedures and has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Select Market. On August 16, 2011, the Company received notice from the NASDAQ stating that the Company is not in compliance with Listing Rule 5250(c)(1) for continued listing (i) due to the Company’s inability to file with the SEC the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, and (ii) because the Company remained delinquent in filing the Company’s Annual Report on Form 10-K for the period ended March 31, 2011. The notification was issued in accordance with standard NASDAQ procedures and had no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Select Market. Pursuant to NASDAQ’s letter dated June 17, 2011, which was disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2011, the Company had until August 16, 2011 to submit a plan to regain compliance with respect to the Initial Delinquent Filing. The NASDAQ letter dated August 16, 2011 indicated that the Company had until August 30, 2011 to submit an updated plan explaining how it expected to regain compliance. On August 16, 2011, the Company submitted its plan to regain compliance. On August 31, 2011, the Company was informed that NASDAQ had granted an exception to its rules to enable the Company to regain compliance by September 30, 2011. With the filing of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, the Annual Report on Form 10-K for the year ended March 31, 2011 and the Amended Quarterly Reports on Form 10-Q as of and for the quarters ended September 30, 2010 and December 31, 2010 and subject to receipt of a confirmation of compliance, the Company will be in compliance with the NASDAQ listing requirements.

Planned Acquisition of “The Switch”

On March 12, 2011, the Company entered into a Share Purchase Agreement (the “Agreement”), by and among the Company and the shareholders of The Switch Engineering Oy, a power technologies company headquartered in Finland (“The Switch”).

On June 29, 2011, the Company entered into an amendment agreement (the “Amendment”), by and among the Company and the shareholders (the “Shareholders”) of The Switch, amending the Agreement. Pursuant to the Agreement, as amended by the Amendment, the Company has agreed to acquire all of the outstanding shares of The Switch for an aggregate purchase price (based on an exchange rate of $1.44 per Euro) of (i) $273.6 million, payable as follows: (1) $20.6 million in cash in the form of an advance payment (the “Advance Payment”), which was paid on June 29, 2011 and is classified as advance payment for planned acquisition on the unaudited condensed consolidated balance sheet as of June 30, 2011, (2) $171.0 million in cash at the closing of the acquisition and (3) the issuance at the closing of the acquisition shares of our common stock, $0.01 par value per share, with a value of $82.1 million based on the average closing price of the common stock during the 20 trading days preceding the second business day prior to the closing of the acquisition and the U.S. dollar to euro exchange rate on the second business day prior to the closing of the acquisition, and (ii) in the event closing occurs after September 1, 2011, interest at an annual rate of 4% on $171.0 million, accruing from September 1, 2011 to and including the closing date, payable in cash at the closing of the acquisition. In the event that the total number of shares of common stock issuable to the shareholders of The Switch exceeds 19.9% of the total number of shares of common stock outstanding prior to such issuance, in lieu of the issuance of such excess shares, the Company agreed to pay additional cash at the closing to the Minor Sellers (as defined in the Agreement) and issue to the remaining shareholders unsecured promissory notes for such excess amount, payable on the first business day after the first anniversary of the closing date.

Pursuant to the Amendment, the parties agreed that the escrow would terminate on June 10, 2012 rather than twelve months after the closing date. The parties also agreed that the closing would take place on the tenth business day after the date on which the Company informs the Shareholders that a financing resulting in post-acquisition net cash available to the Company of at least $100 million has been completed, provided that all other closing conditions have been satisfied or waived. In addition, pursuant to the Amendment, the parties agreed that the Advance Payment shall constitute a termination fee payable to the Shareholders in the event the Agreement, as amended by the Amendment, is terminated should the closing not take place on or before September 30, 2011 (subject to extension for up to two one-month periods, as described in Section 6.6), or 10 business days thereafter in the case of a breach and/or failure to remedy by the Shareholders under Section 6.3.1, (i) by the Shareholders pursuant to Section 6.6(i), or (ii) the Company pursuant to Section 6.6(ii) (which, in the case of Sections 6.6(i) and 6.6(ii), includes upon the occurrence of a Failed Financing Event (as defined in the Amendment) and, in the case of Section 6.6(ii), upon the occurrence of a Material Adverse Effect (as defined in the Share Purchase Agreement)). Upon any such termination and retention by the Shareholders of the Advance Payment, the parties shall have no right to make any further claims against each other.

The Company will require proceeds from an additional financing to finance the planned acquisition of The Switch. Closing of the transaction, which has been approved by both companies’ Boards of Directors, is subject to customary closing conditions.

Chief Executive Officer Transition

On May 24, 2011, the Company announced that Daniel P. McGahn, President and Chief Operating Officer, had been appointed Chief Executive Officer and a member of the Board of Directors, effective June 1, 2011. Mr. McGahn succeeds Gregory J. Yurek, who resigned from his position as Chief Executive Officer of the Company, effective on June 1, 2011. In connection with his retirement and resignation, the Company entered into a retirement and services agreement (the “Agreement”) with Mr. Yurek pursuant to which Mr. Yurek will serve as a senior advisor to the Company for up to 24 months. The Agreement includes a general release of claims and customary non-compete and non-solicit covenants for the three-year period ending May 31, 2014. Pursuant to this agreement, Mr. Yurek is entitled to receive the following payments and benefits: (i) a total of $2.0 million in cash, of which $83,333 is payable on the final day of each month from June 2011 to August 2012, $50,000 is payable on the final day of September 2012, and $50,000 is payable on the final day of each month from April 2013 to May 2014; and (ii) continued group medical, dental and vision insurance coverage through May 31, 2014. In accordance with the terms of Mr. Yurek’s outstanding stock option and restricted stock agreements, the outstanding restricted stock that is unvested as of June 1, 2011 will be forfeited and the outstanding stock options will continue to vest for so long as he continues to serve as an advisor to the Company. Thereafter, any remaining unvested portions of Mr. Yurek’s stock options will be cancelled for no consideration. Mr. Yurek agreed to remain as Chairman of the Board until the annual meeting of stockholders or August 15, 2011, whichever occurred first; and will not stand for reelection to the Board at the annual meeting. Mr. Yurek ceased serving as our Chairman of the Board on August 15, 2011. The Agreement replaces and supersedes the Amended and Restated Executive Severance Agreement, dated as of December 23, 2008, between the Company and Mr. Yurek.

The Company recorded costs of $2.7 million within selling, general and administrative expenses of the unaudited condensed consolidated statements of operations for the three months ended June 30, 2011 which consist of $2.1 million severance benefits under the Agreement and $0.6 million of stock compensation expense related to outstanding stock options.

Restructuring

The Company initiated a restructuring plan in August 2011 (the “2011 Plan”) to reorganize global operations, streamline various functions of the business, and reduce its global workforce to match the demand for its products. The 2011 Plan resulted in a headcount reduction of approximately 150 employees. Coinciding with the 2011 Plan, on August 8, 2011, the Company and Charles W. Stankiewicz, Executive Vice President, Operations and Grid Segment, and Angelo R. Santamaria, Senior Vice President, Global Manufacturing Operations, mutually agreed to end their employment effective on August 23, 2011 and August 12, 2011, respectively. From April 1, 2011 through the date of this filing, the Company has reduced its global workforce by approximately 30%, which is expected to result in annual savings of approximately $30.0 million. As a result of the 2011 Plan, the Company expects to recognize restructuring charges of $3.0 million to $4.0 million in the second quarter of fiscal 2011. These charges primarily relate to severance costs and are expected to be paid through fiscal 2012.

Private Placement of 7% Senior Convertible Notes

On April 4, 2012, the Company entered into a Securities Purchase Agreement and completed a private placement of $25 million in 7% senior convertible notes (the “Notes”) with Capital Ventures International, an affiliate of Heights Capital Management. The Notes have a conversion price of $4.85 per share, representing a premium of approximately 20% over AMSC’s closing price on April 3, 2012. In addition, the buyers received warrants to purchase approximately 3.1 million additional shares of common stock exercisable at a strike price of $5.45 per share until October 4, 2017, subject to adjustment. The notes will amortize in monthly installments beginning four months from issuance and ending on October 4, 2014. Amortization payments are payable in cash or common stock at the option of the Company, subject to certain conditions.

In addition, subject to certain conditions contained in the definitive agreements, the Company may issue an additional $15 million aggregate principal amount of convertible notes and warrants to the same investor on October 4, 2012.

19. Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-13, Multiple-Deliverable Revenue Arrangements, pertaining to the accounting for revenue arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of the vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. The new accounting standard supersedes the prior multiple element revenue arrangement accounting rules that were previously used by the Company. The Company adopted this new accounting standard on April 1, 2010 using the prospective method and the adoption did not have a material impact on its consolidated financial statements.

In January 2010, the Company adopted Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This standard amends the disclosure guidance with respect to fair value measurements for both interim and annual reporting periods. Specifically, this standard requires new disclosures for significant transfers of assets or liabilities between Level 1 and Level 2 in the fair value hierarchy; separate disclosures for purchases, sales, issuance and settlements of Level 3 fair value items on a gross, rather than net basis; and more robust disclosure of the valuation techniques and inputs used to measure Level 2 and Level 3 assets and liabilities. The Company has included these new disclosures, as applicable, in Note 3, “Marketable Securities and Fair Value Disclosures,” of the consolidated financial statements.

In December 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-29, Business Combinations (Topic 805), Disclosure of Supplementary Pro forma Information for Business Combinations a consensus of the FASB Emerging Issues Task Force (ASC 2010-29). This amendment clarifies the periods for which pro forma financial information is presented. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective prospectively for business combinations that occur on or after the beginning of the first annual reporting period beginning after December 15, 2010. The Company does not expect the adoption of ASU 2011-04 to have a material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-04 to have a material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

American Superconductor Corporation

Schedule II—Valuation and Qualifying Accounts

(In thousands)

	Balance, Beginning of Year	Additions	Write-offs	Recoveries and Other Adjustments	Balance, End of Year
Allowance for doubtful accounts receivable:
Fiscal year ended March 31, 2011	$766	28	(118)	7	$683
Fiscal year ended March 31, 2010	1,343	286	(54)	(809)	766
Fiscal year ended March 31, 2009	5	1,652	(203)	(111)	1,343

	Balance, Beginning of Year	Additions	Expirations	Adjustments	Balance, End of Year
Deferred tax asset valuation allowance:
Fiscal year ended March 31, 2011	$187,358	43,308	(10,063)	(7)	220,596
Fiscal year ended March 31, 2010	174,695	16,189	(4,148)	622	187,358
Fiscal year ended March 31, 2009	171,664	7,055	—	(4,024)	174,695